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                                                                                   Exhibit (7)(a)(3)

                                            SCHEDULE A-4

                                   EATON VANCE MUTUAL FUNDS TRUST
                                       DISTRIBUTION AGREEMENT
                                      EFFECTIVE: JUNE 22, 1998


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                                                             Sales Commissions
             Name of Fund Adopting this Plan                 on Class B Shares     Prior Agreements
             -------------------------------                 -----------------     ----------------

Eaton Vance Insured Tax-Managed Growth Fund                        6.25%                 N/A
Eaton Vance Insured Tax-Managed Emerging Growth Fund               6.25%                 N/A
Eaton Vance Insured Tax-Managed International Growth Fund          6.25%                 N/A
Eaton Vance Insured High Income Fund                               6.25%                 N/A
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